2001

                                  Annual Report

                                                          mrm [LOGO]
                                               medical resources management inc.

                       Medical Resources Management, Inc.
                            932 Grand Central Avenue
                               Glendale, CA 91201

                                 (800) 660-6162
                                 (818) 240-8250

Table of Contents

Company Profile                                                            Below
Financial Highlights                                                           2
Letter to Our Shareholders                                                     2
About Our Company                                                              3
Financial Report                                                               5
      Report of Independent Auditors                                           5
      Consolidated Balance Sheet                                               6
      Consolidated Statements of Income                                        8
      Consolidated Statements of Shareholders' Equity                          9
      Consolidated Statements of Cash Flows                                   10
      Notes to Consolidated Financial Statements                              11
      Management's Discussion and Analysis                                    23
      Common Stock Information                                                26
Shareholder Information                                                       27
Board of Directors and Officers                                               27

Company Profile

      Medical Resources Management, Inc. makes mobile laser/surgical services available to our customers by providing this equipment on a per procedure basis to hospitals, out patient surgery centers, and physicians' offices. We provide these mobile lasers with technical support to ensure the lasers are working correctly for the physicians. We also provide other medical equipment on a rental basis to hospitals and surgery centers. This equipment is used throughout such facilities to supplement their requirement for certain medical equipment. The combination of mobile laser/surgical services and medical equipment rental illustrates our overall strategy and focus on diversification.

      Our laser/surgical services focus on two of the most rapidly growing areas of the health care industry: managed care and cosmetic surgery. For managed care, minimally invasive procedures can be performed by physicians at hospitals who rent our laser equipment. The hospitals that are our customers find the investment in the latest laser surgery equipment and trained technicians to be uneconomical. For cosmetic surgery, by renting our equipment, the physicians benefit from having a multitude of different laser technologies available to offer to their patients without the burden of investing a significant amount of money. In both instances, physicians and hospitals receive technical support and expertise which is provided with the equipment, which allows the staff to concentrate on their duties without the additional tasks of running a laser.

Financial Highlights

---------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                    FY 2000         FY 1999         FY 1998
                                                                 -------         -------         -------
Selected Income Statement Data:
  Net revenues                                                   $11,103         $11,729         $11,322
  Operating income (loss)                                          (474)           1,288           1,292
  Earnings before interest, taxes, depreciation
    and amortization (EBITDA)                                      1,622           3,269           2,965
  Net income (loss)                                              (1,598)              43             170
  Net income (loss) per share (basic and diluted)                  (.20)             .01             .02
  Weighted average shares outstanding                              8,112           7,396           7,385

Selected Balance Sheet Data:
  Total assets                                                   $15,103         $15,540         $16,163
  Long-term obligations                                            4,656           6,732           7,894
  Total liabilities                                               11,546          12,282          12,958
  Total shareholders' equity                                       3,557           3,258           3,205
---------------------------------------------------------------------------------------------------------

January 26, 2001

To Our Shareholders:

In the last year, MRM began to implement expansion plans by aligning itself with Emergent Group, Inc., a New York based merchant bank with interests in the medical technology industry. We have launched new products in the areas of visualization for ENT surgery and cryoblation to treat prostate cancer.

In fiscal 2000, we met the challenge of building market share in an increasingly competitive market, but the cost was high. We had to be price competitive. That created a revenue shortfall on a procedure basis resulting in a net loss for the fiscal year ended October 31, 2000. Now we are moving forward by increasing our prices to be more consistent with the superior service that we provide our customers.

We have added experienced management in the financial and sales areas of the company to support the next step in our plans to expand nationally.

In 2001, we will continue our efforts to grow nationally by looking for strategic acquisitions, forming limited liability companies, and expanding internally. As always, we will search out new technology and be the forerunner in introducing and distributing these products to the medical industry.

We believe that what separates us from our competition are: (1) the quality of the service that we provide through our experienced technicians, and (2) having the ability to bring additional procedures to our doctors, hospitals, and medical surgery centers.

MRM has entered into a plan for reorganization and merger with Emergent Group, Inc. The merger is subject to SEC approval and shareholder approval. The details of the merger can be found in Footnote 10 of the enclosed audited financial statements. Management believes that the proposed merger will accelerate its plans for national expansion, bring greater financial stability to the company, and enhance shareholder value. We look forward, as you should, to new opportunities and the continued growth of MRM.

Sincerely,


Richard Whitman                                 Al Guadagno
Chairman, President and CEO                     Executive Vice President and CFO

About Our Company

Medical Resources Management, Inc. was incorporated in Nevada in 1991. Our largest wholly owned operating subsidiary, PRI, was incorporated in California in 1973 and moved to its present headquarters building in 1994, located in Glendale, California. PRI also has sales and service offices in Dublin, CA, Englewood, CO, Salt Lake City, UT, Las Vegas, NV and Tempe, AZ. PRI produced approximately 82% and 75% of our consolidated revenues during the fiscal years ended October 31, 2000 and 1999, respectively.

We entered the hospital equipment rental market in 1974, the mobile laser/surgical services market in 1987, cosmetic skin resurfacing in 1994 and leg vein treatment and tattoo removal in 1997. We began to expand our mobile laser/surgical services to doctors' offices and their clinics in 1995. This business is complementary to our existing laser/surgical services which we provide to hospitals. In 1997, we made the decision to expand our cosmetic services to include specialized lasers for treatment of vascular lesions, pigmented lesions and tattoo removal.

During the past few years, revenue from our mobile laser/surgical services business has exceeded revenue from our medical equipment rental business. However, we have a large array of general medical equipment which we rent, primarily to hospitals, and have acquired substantial additional general medical equipment since fiscal 1997. Our inventory of medical equipment includes an extensive variety of medical devices, serving a broad range of hospital departments or needs. This wide array of medical rental equipment, delivered to customers on very short notice, was our primary business until about 1987, when we developed the mobile surgical laser business.

Growth

We have historically focused on providing rental and other services to our clients on an as needed basis. As a result, we have established long-term relationships with a number of physicians, hospitals and other medical care providers. We believe that such relationships provide an opportunity to introduce additional products to these customers by expanding our product lines beyond laser/surgical services and medical equipment rentals.

Our strategic plan is to grow through (1) internal expansion, (2) the acquisition of or combination with other companies in the medical services business to take advantage of current opportunities in the market place and (3) the formation of limited liability partnerships with physicians. Opportunities for growth are created because a wider range of new surgical laser equipment is coming to market with features oriented toward a wider variety of medical specialties. This is increasing the number of surgical laser procedures performed. Another factor favoring growth of surgical laser rentals by hospitals is the effort by managed care to reduce costs through less invasive procedures. The managed care effort has also reduced funds available for investment in new equipment and training.

Marketing and Sales

The principal focus of our business is providing mobile laser/surgical services. Additionally, we are expanding our business of renting medical equipment to hospitals, surgery centers and physicians in their offices. Our sales efforts are supported by a direct sales force which focuses on providing timely service and products to our customers. In addition, we sponsor educational seminars on new laser technology, which are attended by physicians. This allows our direct sales force to introduce new laser technology and procedures to our customer base as soon as new lasers are offered by manufacturers. This method has proven to be successful in developing new business from physicians. We benefit from the physician training which occurs at these educational seminars because the physicians can immediately implement the new laser technology we offer.

Our sales representatives attend national and regional physician medical seminars and trade shows to present our services and products. We also create markets for our products and services through direct mailing of marketing literature and promotional materials regarding our complete range of laser/surgical services to hospitals, surgery centers and physicians.

Hospital Mobile Laser/Surgical Services

      The Southern California market is a mature market place and growth is dependent on new procedures and products. The market in other parts of the country is not as mature, providing us with greater growth opportunities in other geographic markets.

      Mobile laser/surgical services, both hospital/surgery center based and physician office based, provide an entry into new geographic markets with multiple strategies. Once a facility is established in a new geographic market, the opportunity exists to use that facility as a dispatch point for equipment rentals and new products.

Cosmetic Mobile Laser/Surgical Services

The cosmetic laser business is primarily physician office based. This market did not emerge for us until early 1995, and has been characterized by rapid changes in specific techniques as new technology emerges.

In recent years, skin resurfacing cosmetic laser surgery has shown significant growth. However, price competition is emerging in this market from smaller start up companies. In the past few years, legislation in California and some other states restricting anesthesia in doctors' offices has redirected some of this cosmetic surgery to hospitals and surgery centers, where we have a strong base. As the skin rejuvenation market matures, new markets will be emerging for the treatment of leg veins and the removal of unwanted hair. Because of customer inquiries, we believe that recently developed laser technology for collapsing veins so that they are no longer visible will produce a significant increase in the number of doctors using mobile lasers. In addition, the anticipated introduction to the market of new lasers for unwanted hair removal will add a companion procedure to the vein procedure.

Hospital Medical Equipment Rentals

We entered the hospital equipment rental market in 1974, and maintained that business as our primary source of revenue until the mobile laser/surgical services became predominate in 1987. That transition took place because of competition from national medical rental companies and high demand for the newly developed mobile laser/surgical services.

We believe that we have a competitive advantage in the market, since we are one of the few companies that provide both mobile laser/surgical services and medical equipment rental. There are a number of synergies among the mobile laser/surgical services and the medical equipment rental business, including:

      o     Shared facilities
      o     Shared warehouse and delivery employees
      o     Shared delivery vehicles
      o     Complimentary scheduling and booking staff
      o     Common management
      o     Shared sales staff at start up

As the medical rental market continues to be challenged by smaller competitors we intend to respond by offering new products, as well as remaining competitive on current market pricing.

Equipment and Disposable Sales

We continue to evaluate several lines of disposable medical products to introduce to our customers. This is a natural progression for us, since we have a large customer base typified by repeat business and ongoing personal contact between our sales representatives and our customers.

Another source of revenue is the re-marketing of used equipment. As a result of our practice of updating laser and medical rental equipment, we occasionally sell used equipment.

                         Report of Independent Auditors

Board of Directors and Shareholders
Medical Resources Management, Inc.

We have audited the accompanying consolidated balance sheet of Medical Resources Management, Inc. as of October 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended October 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medical Resources Management, Inc. at October 31, 2000, and the consolidated results of its operations and its cash flows for each of the two years in the period ended October 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, the Company's net loss and the net working capital deficiency raises substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also described in Note 1. The consolidated financial statements as of and for the year ended October 31, 2000 do not include any adjustments that might result from the outcome of this uncertainty.


                                                        Ernst & Young LLP

Los Angeles, California
January 26, 2001

                Medical Resources Management, Inc. and Affiliates

                           Consolidated Balance Sheet

                                October 31, 2000

Assets
Current assets:
   Cash and cash equivalents                                         $    98,578
   Accounts receivable, less allowance of $ 60,000                     1,376,840
   Inventories                                                           737,184
   Prepaid expenses                                                      172,329
                                                                     -----------
Total current assets                                                   2,384,931

Property and equipment:
   Rental equipment                                                   22,019,599
   Transportation equipment                                              905,354
   Office furniture and equipment                                        496,477
   Leasehold improvements
                                                                          85,573
                                                                     -----------
                                                                      23,507,003
   Less accumulated depreciation and amortization                     11,460,040
                                                                     -----------
Net property and equipment                                            12,046,963

Other assets:
   Intangible assets, net of accumulated amortization of $ 382,046       348,815
   Deposits and other assets                                             322,359
                                                                     -----------
Total other assets                                                       671,174
                                                                     -----------
Total assets                                                         $15,103,068
                                                                     ===========

See accompanying notes to consolidated financial statements.

                Medical Resources Management, Inc. and Affiliates

                                October 31, 2000

Liabilities and shareholders' equity
Current liabilities:
   Accounts payable                                                 $   587,438
   Accrued expenses                                                     754,854
   Note payable to a bank                                               917,724
   Current portion of long-term debt                                  2,745,954
   Current portion of obligations under capital leases                1,883,709
                                                                    -----------
Total current liabilities                                             6,889,679

Long-term debt, net of current portion                                1,434,458

Obligations under capital leases, net of current portion              2,001,651

Deferred income taxes                                                 1,220,016

Commitments and contingencies

Shareholders' equity:
   Common stock, $.001 par value:
      Authorized shares - 100,000,000
      Issued and outstanding shares - 13,892,155                         13,892
   Additional paid-in capital                                         3,585,035
   Accumulated deficit                                                  (41,663)
                                                                    -----------
Total shareholders' equity                                            3,557,264
                                                                    -----------
Total liabilities and shareholders' equity                          $15,103,068
                                                                    ===========

See accompanying notes to consolidated financial statements.

                Medical Resources Management, Inc. and Affiliates

                      Consolidated Statements of Operations

                                                            Year Ended October 31
                                                             2000           1999
                                                         --------------------------
Net revenue                                              $11,102,650    $11,728,537

Cost of revenue                                            5,068,584      4,276,953
Depreciation expense                                       1,918,352      1,696,356
                                                         --------------------------
Gross profit                                               4,115,714      5,755,228

Selling expenses                                           2,190,047      2,203,848
General and administrative expenses                        2,001,201      2,263,076
Restructuring and closure expenses                           398,395             --
                                                         --------------------------
Operating income (loss)                                     (473,929)     1,288,304

Interest expense                                           1,124,285      1,217,757
                                                         --------------------------
Income (loss) before income taxes                         (1,598,214)        70,547
Provision for income taxes                                        --         27,711
                                                         --------------------------
Net income (loss)                                        $(1,598,214)   $    42,836
                                                         ==========================

Net income (loss) per common share (basic and diluted)   $      (.20)   $       .01
                                                         ==========================
Weighted average common shares (basic and diluted)         8,112,227      7,396,283
                                                         ==========================

See accompanying notes to consolidated financial statements.

                Medical Resources Management, Inc. and Affiliates

           Consolidated Statements of Changes in Shareholders' Equity

                                             Common Stock           Additional     Retained
                                          Shares       Amount    Paid-in Capital   Earnings         Total
                                        --------------------------------------------------------------------
Balance at October 31, 1998              7,385,927    $ 7,386       $1,683,326    $ 1,513,715    $ 3,204,427
   Issuance of stock for acquisitions       21,000         21           10,479             --         10,500
   Net income for year                          --         --               --         42,836         42,836
                                        --------------------------------------------------------------------
Balance at October 31, 1999              7,406,927      7,407        1,693,805      1,556,551      3,257,763
   Issuance of stock                     5,833,332      5,833        1,738,177             --      1,744,010
   Issuance of stock upon exercise
     of stock options                      686,576        687          127,038             --        127,725
   Issuance of stock to non-employees       15,320         15           22,965             --         22,980
   Issuance of stock options to
     non-employees                              --         --           28,000             --         28,000
   Cancellation of stock surrendered       (50,000)       (50)         (24,950)            --        (25,000)
   Net loss for year                            --         --               --     (1,598,214)    (1,598,214)
                                        --------------------------------------------------------------------
Balance at October 31, 2000             13,892,155    $13,892       $3,585,035    $   (41,663)   $ 3,557,264
                                        ====================================================================

See accompanying notes to consolidated financial statements.

                Medical Resources Management, Inc. and Affiliates

                      Consolidated Statements of Cash Flows

                                                                              Year Ended October 31
                                                                               2000           1999
                                                                           --------------------------
Operating activities
Net income (loss)                                                          $(1,598,214)   $    42,836
Adjustments to reconcile net income (loss) to cash provided by operating activities:
     Depreciation and amortization of property and equipment                 1,963,507      1,736,088
     Amortization of intangibles                                               132,171        141,459
     Provision for doubtful accounts                                            32,129         76,215
     Deferred income taxes                                                          --         25,111
     (Gain) loss on sales of assets                                             (4,875)        (2,390)
     Write off of customer list                                                151,139             --
     Changes in operating assets and liabilities:
        Accounts receivable                                                    229,308        201,667
        Inventories                                                             84,430        (44,879)
        Prepaid expenses                                                       (18,011)        34,374
        Income tax receivable                                                   (2,430)        20,843
        Accounts payable                                                      (227,940)      (480,068)
        Accrued expenses                                                       128,044       (141,726)
                                                                           --------------------------
Net cash provided by operating activities                                      869,258      1,609,530

Investing activities
Purchases of property and equipment                                         (1,837,438)    (1,372,434)
Net proceeds from sales of assets                                              230,366         26,900
Payments for non-compete agreements                                                 --        (38,000)
Increase in deposits and other assets                                         (106,831)       (54,407)
                                                                           --------------------------
Net cash used for investing activities                                      (1,713,903)    (1,437,941)

Financing activities
Net proceeds from sales of common stock                                      1,744,010             --
Proceeds from exercise of stock options                                        127,725             --
Borrowings (repayments) on bank line of credit                                (124,910)     1,042,634
Borrowings on long-term debt                                                 1,843,925      2,899,604
Borrowings on capital lease refinancing                                         34,176             --
Principal payments on long-term debt                                          (850,915)    (1,997,603)
Principal payments on capital lease obligations                             (1,876,120)    (2,212,120)
                                                                           --------------------------
Net cash (used for) provided by financing activities                           897,891       (267,485)

Net increase (decrease) in cash and cash equivalents                            53,246        (95,896)
Cash and cash equivalents at beginning of period                                45,332        141,228
                                                                           --------------------------
Cash and cash equivalents at end of period                                 $    98,578    $    45,332
                                                                           ==========================

Supplemental information:
Cash paid during the period for:
   Interest                                                                $ 1,145,081    $ 1,271,140
                                                                           ==========================
   Taxes                                                                   $     2,400    $     2,730
                                                                           ==========================
Capital lease obligations entered into for equipment                       $   439,587    $   158,850
                                                                           ==========================
Common stock and stock options issued as compensation                      $    50,980    $    10,500
                                                                           ==========================

See accompanying notes to consolidated financial statements.

                Medical Resources Management, Inc. and Affiliates

                   Notes to Consolidated Financial Statements

                                October 31, 2000

1.    Summary of Significant Accounting Policies

Description of Business

Medical Resources Management, Inc. (MRM or the Company) engages in the business of renting medical equipment, providing associated technical support, and also selling related supplies. Customers of the Company are located throughout much of the western United States. The financial statements include MRM, the holding company, consolidated with all of its wholly owned subsidiaries - Physiologic Reps, Inc. (acquired in fiscal year 1996), Pulse Medical Products, Inc. (Pulse), Laser Medical, Inc., MedSurg Specialties, Inc. (all acquired in fiscal year
1997) and Texas Oxygen and Medical Equipment Company (acquired in fiscal year
1998). All significant intercompany accounts and transactions have been eliminated.

Basis of Presentation

The consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of MRM's business. As of October 31, 2000, the Company has a working capital deficiency of $4.5 million and for the year ended October 31, 2000 incurred a net loss of $1.6 million. Management has recently announced a merger agreement with Emergent Group, Inc. (see Note 10). Management intends to raise capital to fund the future operations and growth of MRM. In addition, management is in current negotiations to extend the existing line of credit. Until these transactions occur, there can be no assurance that the Company will have sufficient liquidity to fund operations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Restructuring and Closure Expenses

During the quarter ended April 30, 2000, the Company conducted an intensive review of its corporate staff and of each of its operating subsidiaries. At the conclusion of this review, a decision was made to restructure or eliminate certain management positions. In addition, MRM decided to close two of its offices, in Boise, Idaho and Mansfield, Texas due to ongoing operating losses and negative cash flows in these geographic areas.

As a result of these decisions, the Company incurred certain restructuring and closure expenses during the quarter ended April 30, 2000. These restructuring and closure costs and expenses included (i) the write-off of customer lists and certain other non-cash write-offs, as well as legal fees, travel expenses, severance expense, consulting fees and employee benefit accruals, all of which amounted to $398,395 in the aggregate, and (ii) the write-down of certain supplies and consumables inventories in conjunction with the closures in Idaho and Texas in the amount of $123,000 (included in cost of sales for the quarter ended April 30, 2000).

Cash Equivalents

For purposes of the statement of cash flows, the Company considers all investments in highly liquid debt instruments with maturities of three months or less when purchased to be cash equivalents.

                Medical Resources Management, Inc. and Affiliates

1.    Summary of Significant Accounting Policies (continued)

Inventories

Inventories, consisting primarily of supplies, are stated at the lower of cost (first-in, first-out) or market basis.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which vary from five to ten years. Capitalized leases and leasehold improvements are being amortized using the straight-line method over the shorter of the lease term or estimated useful lives. Amortization of capital leases is included in depreciation expense. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged as incurred.

Intangible Assets and Long-Lived Assets

Intangible assets consisting of the excess of purchase price over assets acquired are being amortized over a period of 12 to 15 years. Payments for non-compete agreements are capitalized and then amortized over the period of the non-compete agreement. The carrying value of intangible assets and long-lived assets is reviewed if the facts and circumstances suggest that they may be impaired. If this review indicates that the assets will be recoverable, as determined based on estimated undiscounted cash flows of the Company over the remaining amortization period, the carrying value would be reduced by the estimated shortfall of discounted cash flows. Any impairment is charged to expense in the period in which the impairment is incurred.

Income Taxes

The Company utilizes the liability method to determine the provision for income taxes. Deferred tax assets and liabilities are determined based on differences between the tax basis of assets and liabilities and the related financial reporting amounts using currently enacted laws and rates.

Revenue Recognition

The Company recognizes revenue at the time that the rental service is rendered to the customer, including the providing of technical support.

                Medical Resources Management, Inc. and Affiliates

1.    Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related interpretations, and intends to continue doing so. Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 established a fair value-based method of accounting for compensation costs related to stock options and other forms of stock-based compensation plans. However, SFAS 123 allows an entity to continue to measure compensation costs using the principles of APB 25 if certain pro forma disclosures are made. The Company provides proforma disclosures of net income (loss) and earnings (loss) per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense.

The Company accounts for equity instruments issued to non-employees in exchange for goods or services using the fair value method, and records expense based on the values determined.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with banks. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers primarily with small balances. Management reviews these balances on a monthly basis and maintains reserves for potential credit losses, which losses have historically been within management's expectations. The Company generally sells on credit terms of 30 days and requires no collateral.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could vary from those estimates.

Earnings per Share

Earnings per share has been computed in accordance with Statement of Financial Accounting Standards No. 128, "Accounting for Earnings per Share." Basic earnings per share has been computed based on the weighted average number of shares of common stock outstanding. Stock options and warrants for the diluted earnings per share presentation have not been considered because the effect was either not material or antidilutive.

                Medical Resources Management, Inc. and Affiliates

1.    Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The carrying value of financial instruments such as cash, cash equivalents, accounts receivable, accounts payable, accrued expenses and short-term debt approximate their fair value based on the short-term maturities of these instruments. The carrying amount of the Company's outstanding balances under its long-term debt instruments approximates fair value because the interest rates on outstanding borrowings vary according to current market rates or are set to approximate market rates.

New Accounting Principles

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated a part of a hedge transaction and, if it is, the type of hedge transaction. SFAS 133 will be effective in fiscal 2001. The Company is in the process of determining the impact of this new standard and anticipates that it will not have a material impact on the Company's financial results when effective.

2.    Investments

During fiscal years 2000 and 1999, the Company acquired an approximate 20% equity interest in each of seven separate limited liability companies (LLCs). The LLCs were formed by the Company and certain physicians for an investment by the Company of between $5,000 and $17,500. The Company manages the LLCs and provides operating and administrative services to the LLCs. The Company accounts for its interests in the LLCs using the equity method of accounting. During the fiscal years ended October 31, 2000 and 1999, the Company recognized fee revenues of $1,118,367 and $887,851, respectively, relating to the operations, management and other services provided to the LLCs. In addition, $15,803 and $36,001 was recorded for the Company's equity interests in the profit of these LLCs during fiscal years 2000 and 1999, respectively. Additionally, the Company is a guarantor of certain debt of two of the LLCs in the aggregate amount of $86,416.

                Medical Resources Management, Inc. and Affiliates

3.    Obligations Under Capital Leases

The Company leases certain equipment under capital lease obligations which contain purchase options. Cost and accumulated depreciation of equipment under capital leases included in equipment as of October 31, 2000 are as follows:

Rental equipment                                                      $8,812,694
Less accumulated depreciation                                          2,780,615
                                                                      ----------
Net book value                                                        $6,032,079
                                                                      ==========

The following is a schedule by year of future minimum lease payments required under the leases, together with their present value as of October 31, 2000:

2001                                                                  $2,293,614
2002                                                                   1,325,949
2003                                                                     722,307
2004                                                                     193,246
2005                                                                      20,229
                                                                      ----------
Total minimum lease payments                                           4,555,345
Less amount representing interest                                        669,985
                                                                      ----------
Present value of minimum lease payments due under capital leases       3,885,360
Less current portion                                                   1,883,709
                                                                      ----------
Obligations under capital leases, net of current portion              $2,001,651
                                                                      ==========

                Medical Resources Management, Inc. and Affiliates

4.    Debt

In March 1999, the Company entered into a $2,000,000 revolving credit facility with a bank that matures on March 2, 2001. This facility provides for borrowings using a formula based upon eligible accounts receivable, as defined. The revolving credit facility bears interest at the prime rate plus 1.00% (10.50% at October 31, 2000). As of October 31, 2000, there was $917,724 outstanding under this facility, and there was approximately $65,000 of unused borrowing capacity available.

Long-term debt consists of the following at October 31, 2000:

Note payable to a bank (term loan), payable in 60 monthly
  installments of $33,333 plus interest at the prime rate
  plus 1.25% (10.75% at October 31, 2000), secured by
  accounts receivable, inventories, equipment and the
  personal guarantee of one shareholder                               $1,433,333
Notes payable to a finance company for a line of credit of
  $300,206 maturing April 2001, bearing interest at a rate of
  12% per annum, interest payable monthly, secured by the
  accounts receivable and inventories of Pulse                           300,206
Various installment notes payable to a finance company
  in monthly installments totaling $63,270 including interest varying between 8.9% and 10.5% per annum, collateralized
  by rental equipment, maturing through September 2004                 2,089,174
Various notes payable in monthly installments totaling $7,898 including interest varying between  7.1% and 12.5% per annum, collateralized by trucks, vans and automobiles, maturing
  through January 2004                                                    89,270
Other                                                                    268,429
                                                                      ----------
Total long-term debt                                                   4,180,412
Less current portion                                                   2,745,954
                                                                      ----------
Long-term debt, net of current portion                                $1,434,458
                                                                      ==========

Long-term debt matures as follows during the years ending October 31:

2001                                                                  $2,745,954
2002                                                                     637,474
2003                                                                     554,277
2004                                                                     242,707
2005                                                                          --
                                                                      ----------
                                                                      $4,180,412
                                                                      ==========

The revolving credit facility and term loan prohibit the payment of cash dividends and require the Company to maintain certain levels of net worth and to generate certain ratios of cash flows to debt service. As of October 31, 2000, the Company was not in compliance with certain financial covenants of its revolving credit facility and term loan. As a result, the Company has classified all of the bank loan facilities as current liabilities in the balance sheet as of October 31, 2001.

                Medical Resources Management, Inc. and Affiliates

5.    Provision for Income Taxes

The provisions for income taxes for the years ended October 31, 2000 and 1999 consist of the following:

                                                 Year ended October 31, 2000
                                             Current      Deferred        Total
                                             -----------------------------------
Federal                                      $    --       $    --       $    --
State                                             --            --            --
                                             -----------------------------------
                                             $    --       $    --       $    --
                                             ===================================

                                                 Year ended October 31, 1999
                                             Current      Deferred        Total
                                             -----------------------------------
Federal                                      $    --       $22,067       $22,067
State                                          2,730         2,914         5,644
                                             -----------------------------------
                                             $ 2,730       $24,981       $27,711
                                             ===================================

Significant components of the Company's deferred tax assets and liabilities at October 31, 2000 are as follows:

Deferred tax assets:
   Net operating loss carryforwards                                 $ 1,232,699
   Allowance for doubtful accounts                                       23,568
   Other                                                                182,634
                                                                    -----------
Total deferred assets                                                 1,438,901

Deferred tax liabilities:
   Depreciation                                                      (2,632,378)
   Other                                                                (24,539)
                                                                    -----------
Total deferred liabilities                                           (2,658,917)
                                                                    -----------
Net deferred liabilities                                            $(1,220,016)
                                                                    ===========

A reconciliation of the provision for income taxes with the amounts obtained by applying the federal statutory tax rate is as follows:

                                                           Year ended October 31
                                                             2000         1999
                                                          ----------------------
Income tax based on federal statutory rate                $(543,392)   $  24,084
State tax, net of federal tax benefit                       (84,386)       3,740
Decrease in net operating loss carryforward                 627,778           --
                                                          ----------------------
                                                          $      --    $  27,824
                                                          ======================

At October 31, 2000, the Company had federal and state net operating loss carryforwards for tax purposes of approximately $5.0 million and $2.4 million, respectively, which will expire primarily in years 2017 through 2020. As a result of ownership changes, net operating losses may be subject to limitations under the Internal Revenue Code.

                Medical Resources Management, Inc. and Affiliates

6.    Equity

During September 2000, the Company sold 5,833,332 shares of its common stock in a private offering. These shares were sold at a price of $0.30 per share, resulting in gross proceeds of $1,750,000 and net proceeds of $1,744,010 after expenses.

Between November 1, 1996 and March 31, 1997, the Company sold 291,600 Units in a private offering. These Units consisted of 291,600 shares of common stock, as well as 291,600 Class A warrants and 291,600 Class B warrants to purchase, in the aggregate, 583,200 shares of common stock. The Units were sold at $1.25 per Unit, resulting in gross proceeds of $364,500 and net proceeds of $324,480 after expenses. The Class A and Class B warrants have a per share exercise price of $2.50 and $4.00, respectively. In September 1999, the Company extended the expiration date of these warrants for a period of two years from November 1, 1999 to November 1, 2001. As of October 31, 2000 no such warrants had been exercised.

During March 1997, the Company issued an additional 202,840 Units to certain shareholders (including the then principal officer of the Company) in exchange for $253,550 of indebtedness owed to these shareholders. These Units consisted of 202,840 shares of common stock, as well as 202,840 Class A warrants and 202,840 Class B warrants to purchase, in the aggregate, 405,680 shares of common stock. The Units were issued at a rate of one Unit for each $1.25 of shareholder debt forgiven. The Class A and Class B warrants have a per share exercise price of $2.50 and $4.00, respectively. In September 1999, the Company extended the expiration date of these warrants for a period of two years from November 1, 1999 to November 1, 2001. As of October 31, 2000 no such warrants had been exercised.

In April 1997, in connection with a loan from a finance company, warrants were granted to the finance company to purchase 100,000 shares of common stock at a price of $2.00 per share, exercisable at any time during the six years following the date of the loan.

7.    Benefit Plan

The Company has adopted a defined contribution retirement plan (Plan) which qualifies under Section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees with over one year of service. The Company makes an annual election to provide matching contributions of up to 50% of each participant's deferral up to a maximum of 3% of compensation. Effective January 2000, the Company elected to suspend any matching contributions. The amounts of matching contributions included in expense were $ 9,316 and $ 85,747 for the years ended October 31, 2000 and 1999, respectively.

                Medical Resources Management, Inc. and Affiliates

8.    Stock Options

In September 1996, the Company adopted the 1996 Stock Incentive Plan (Plan) to allow officers, employees and certain non-employees to receive certain options to purchase common stock and to receive grants of common stock subject to certain restrictions. Under the Plan, regular salaried employees and directors may be granted options exercisable at not less than 100 percent of the fair market value of the shares at the date of grant. The exercise price of any option granted to an optionee who owns stock possessing more than ten percent of the voting power of all classes of common stock of the Company must be 110 percent of the fair market value of the common stock on the date of grant, and the duration may not exceed five years. Options generally become exercisable at a rate of one-third of the shares subject to option on each of the first, second and third anniversary dates of the grant. The duration of options may not exceed ten years. A maximum number of 1,500,000 shares of common stock may be issued under the Plan.

In February 2000, the Company adopted the 2000 Stock Incentive Plan (Stock Plan) to allow officers, employees and certain non-employees to receive certain options to purchase common stock and to receive grants of common stock subject to certain restrictions. Under the Stock Plan, regular salaried employees, including directors, who are full time employees, may be granted options exercisable at not less than 100 percent of the fair market value of the shares at the date of grant. The exercise price of any option granted to an optionee who owns stock possessing more than ten percent of the voting power of all classes of common stock of the Company must be 110 percent of the fair market value of the common stock on the date of grant, and the duration may not exceed five years. Options generally become exercisable at a rate of one-third of the shares subject to option on each of the first, second and third anniversary dates of the grant. The duration of options may not exceed ten years. A maximum number of 2,500,000 shares of common stock may be issued under the Stock Plan and the Company has reserved 2,500,000 shares of common stock for future issuance in connection with the exercise of these options.

                Medical Resources Management, Inc. and Affiliates

8.    Stock Options (continued)

The following table summarizes stock option activity under both plans:

                                                 Year ended October 31
                                               2000                 1999
                                        -------------------  -------------------
                                                   Weighted             Weighted
                                                    Average              Average
                                                   Exercise             Exercise
                                         Shares      Price     Shares     Price
                                        ---------------------------------------

Outstanding at beginning of year        1,138,004    $0.34     877,854    $0.37
Granted                                 1,802,350    $0.21     379,500    $0.25
Exercised                                (686,576)   $0.19          --       --
Forfeited or cancelled                   (103,250)   $0.32    (119,350)   $0.31
                                        ---------------------------------------

Outstanding at end of year              2,150,528    $0.29   1,138,004    $0.34
                                        =========    =====   =========    =====

Options exercisable at year-end         1,665,278    $0.30     670,504    $0.35
                                        =========    =====   =========    =====

The weighted average fair value of options granted during the years ended October 31, 2000 and 1999 was $0.21 and $0.25 at October 31, 2000 and 1999,
respectively. The weighted average remaining contractual life of stock options was 8.68 years as of October 31, 2000. The range of prices of outstanding options under the Plan at October 31, 2000 was $0.19 to $1.50.

                                                        Year ended October 31
                                                         2000           1999
                                                     -----------    -----------

Net income (loss) as reported                        $(1,598,214)   $    42,836
                                                     ===========    ===========

Proforma net loss                                    $(1,948,214)   $   (40,875)
                                                     ===========    ===========

Net income (loss) per common share as reported       $      (.20)   $       .01
                                                     ===========    ===========

Proforma net loss per common share                   $      (.24)   $      (.01)
                                                     ===========    ===========

The Company utilized the Black-Scholes method to estimate the fair value of options, which includes the weighted average calculation of the fair value using the following assumptions: (i) a risk-free interest rate of 6%; (ii) an expected life of 8 years; (iii) expected volatility of 4.46; and (iv) no expected dividends.

                Medical Resources Management, Inc. and Affiliates

9.    Commitments, Contingencies and Related Party Transactions

The Company leases premises under non-cancelable operating leases expiring in 2001 and future minimum lease payments are $85,105. The lease on the corporate headquarters contains provisions for cost of living increases and certain options to renew for a period of five additional years. The Company exercised this option in February 2001. Other facilities are on a month-to-month basis.

Rent expense was $239,231 and $306,483 for the years ended October 31, 2000 and 1999, respectively.

In April 2000, the Company borrowed $100,000 each from two individuals, for an aggregate borrowing of $200,000. These loans are in the form of a note payable to each of the two individuals, and bear interest at a rate of 10% per annum, with interest payable monthly and principal due in full in April 2001. In addition, each of these two individual lenders received 50,000 non-qualified stock options at the time that the loan proceeds were received by the Company, which resulted in deemed compensation of $28,000 in the aggregate. One of these individuals is the father of the Company's Chairman, President and CEO. The terms and conditions of these loans are believed to be the same as would be offered to an independent third party by the Company.

      In January 2000, the Company entered into a 3-year employment contract with Richard Whitman, its Chairman, President and CEO. This contract provides for an annual base compensation of $180,000, an annual bonus based upon performance, and the issuance of 1,009,050 non-qualified stock options at the inception of the contract (equal to 10% of the fully diluted shares outstanding at the inception of this contract). In addition, the contract provides that, if Mr. Whitman is terminated prior to the end of the contract, he will then be entitled to receive compensation through the end of the contract.

      In August 2000, the Company entered into a 2-year employment contract with Al Guadagno, its Senior Vice President and CFO. This contract provides for an annual base compensation of $150,000, an annual bonus based upon performance, and the issuance of 350,000 non-qualified stock options at the inception of the contract. In addition, the contract provides that, if Mr. Guadagno is terminated prior to the end of the contract, he will then be entitled to receive compensation through the end of the contract.

10.   Subsequent Events

During November and December 2000, the Company issued an aggregate of $400,000 in convertible subordinated debt to certain affiliates. These instruments bear interest at a rate of 8% per annum, mature 3 months from date of issuance and are convertible into shares of our common stock at a rate of one share for each $0.10 of principal amount. This convertible subordinated debt was exempt from registration under Section 4(2) of the Securities Act of 1933.

In December 2000, the Company sold 1,333,333 shares of its common stock to a strategic buyer in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933. These shares were sold at a price of $0.30 per share, with no offering expenses, resulting in net proceeds of $400,000.

In January 2001, the Company entered into an agreement with Emergent Group, Inc. (OTC BB: EMGRE.OB) ("Emergent") for a merger of the two companies. Under the terms of the agreement, each share of the Company's common stock will be exchanged for 0.37 shares of Emergent stock. The Company will operate as a wholly owned subsidiary of Emergent after the merger. Consummation of the merger is subject, among other conditions, to approval by the shareholders of each of the two companies.

                Medical Resources Management, Inc. and Affiliates

Management's Discussion and Analysis or Plan of Operation.

      The following discussion and analysis should be read together with the financial statements and notes thereto included elsewhere herein.

Results of Operations

      The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Statements of Income:

                                                          Year ended October 31,
                                                          ----------------------
                                                             2000        1999
                                                            -----       -----
Net revenue ...........................................     100.0%      100.0%
Cost of revenue .......................................      45.6        36.5
Depreciation expense ..................................      17.3        14.4
                                                            -----       -----
Gross profit ..........................................      37.1        49.1
Selling expenses ......................................      19.7        18.8
General and administrative expenses ...................      17.8        19.3
Restructuring and closure expenses ....................       3.6          --
                                                            -----       -----
Operating income (loss) ...............................      (4.0)       11.0
Interest expense ......................................      10.1        10.4
                                                            -----       -----
Income (loss) before income taxes .....................     (14.1)        0.6
Provision for income taxes ............................        --         0.2
                                                            -----       -----
Net income (loss) .....................................     (14.1)%       0.4%
                                                            =====       =====

Year Ended October 31, 2000 Compared to Year Ended October 31, 1999

      For the year ended October 31, 2000, net revenue was $11.10 million, compared to $11.73 million during the fiscal year ended October 31, 1999, a decrease of $626,000, or 5.3%. The decrease in net revenue is principally due to (1) a decrease in disposable and equipment sales of $483,000 and a decrease in medical rental revenue of approximately $459,000, both as a result of the closure of operations in Idaho and Texas and of lower medical rental revenue in Southern California and (2) a decrease in biomedical service revenue of $139,000, all of which decreases were offset in part by (3) an increase in surgical and cosmetic laser services revenue of $404,000 attributable to a higher volume of cases in Southern California (offset in part by lower per case revenue) and (4) an increase of $51,000 in other revenue. The decreases in revenue cited above were principally the result of the closure of facilities in Boise, Idaho and Mansfield, Texas during the quarter ended April 30, 2000. During that quarter, the Company conducted an intensive review of its corporate staff and of each of its operating subsidiaries. At the conclusion of this review, a decision was made to restructure or eliminate certain management positions. In addition, the Company decided to close it offices in Idaho and Texas due to ongoing operating losses and negative cash flows in these geographic areas.

      Cost of revenue (excluding depreciation expense) for the year ended October 31, 2000 totaled $5.07 million, or 45.6% of net revenue, compared to $4.28 million, or 36.5% of net revenue, in the prior fiscal year ended October 31, 1999, an increase of $792,000, or 18.5%. The increase in cost of revenue is chiefly attributable to (1) an increase in the volume of laser surgical service cases in Southern California of approximately 12% during fiscal year 2000, resulting in higher direct costs, principally disposables and technician labor,
(2) the write-off of approximately $123,000 in inventories in conjunction with the closure of facilities in Idaho and Texas, (3) higher cost of equipment sales during the second and third quarters of fiscal year 2000, (4) $89,000 in costs relating to the lithotripsy services introduced in fiscal year 2000 and (5) higher fuel expense due to rising gasoline prices during fiscal year 2000.

      Depreciation expense directly attributable to net revenue for fiscal year 2000 was $1.92 million compared to $1.70 million for fiscal year 1999, an increase of $222,000, or 13.1%. This increase in depreciation expense is primarily the result of the addition of equipment during the latter part of fiscal year 1999 and the first nine months of fiscal year 2000.

      Gross profit for the fiscal year ended October 31, 2000 was $4.12 million, or 37.1% of net revenue, compared to $5.76 million, or 49.1% of net revenue, in the prior fiscal year, a decrease of $1.64 million, or 28.5%. The decrease in gross profit is principally the result of the factors described previously.

      For the fiscal year ended October 31, 2000, selling expenses were $2.19 million, compared to selling expenses of $2.20 million for the prior fiscal year, a slight decrease of $14,000, or 0.6%. As a percentage of net revenue, selling expenses increased somewhat to 19.7% in the year ended October 31, 2000, compared to 18.8% in the prior fiscal year, as a result of lower revenue in fiscal year 2000.

      General and administrative ("G&A") expenses totaled $2.00 million for the year ended October 31, 2000, compared to $2.26 million in the year ended October 31, 1999, a decrease of $ 261,000, or 11.6%. As a percentage of net revenue, G&A expenses decreased from 19.3% in the fiscal year 1999 to 18.0% in the fiscal year 2000. The decrease in the amount of G&A expense is chiefly attributable to
(1) a decrease in write-off of software development costs from $107,000 in fiscal year 1999 to no write-offs in fiscal year 2000, (2) a decrease of $44,000 in expenses relating to the effort to refinance debt during fiscal year 1999 and
(3) a reduction of management personnel related to the corporate restructuring during the second quarter of fiscal year 2000, all of which decreases were offset in part by higher compensation costs and higher professional fees during the later half of fiscal year 2000.

      Restructuring and closure expenses for the year ended October 31, 2000 totaled approximately $398,000. There were no such expenses during the prior fiscal year. See Note 1 to the audited financial statements filed as an exhibit hereto.

      Operating loss for fiscal year 2000 was $474,000, or 4.3% of net revenue, compared to operating income of $1.29 million in the year ended October 31, 1999, or 11.0% of net revenue. This decrease in operating income in fiscal year 2000 from fiscal year 1999 is attributable to all of the factors previously cited herein.

      For the year ended October 31, 2000, interest expense totaled $1.12 million, compared to $1.22 million in the prior fiscal year, a decrease of $93,000, or 7.7%. This decrease in interest expense is primarily the result of capital leases which have matured in fiscal 2000.

      The loss before income taxes was $1.60 million for the year ended October 31, 2000, compared to income before taxes of $71,000 in the year ended October 31, 1999, a negative variance of $1.67 million. The loss before income taxes, as a percentage of net revenue, was 14.4% in the year ended October 31, 2000, compared to income before taxes equal to 0.6% of net revenue in the year ended October 31, 1999. This variance occurred as a result of the all of the aforementioned factors.

Liquidity and Capital Resources

Our liquidity requirements arise from the funding of our working capital needs, principally accounts receivable and inventories, as well as our capital expenditure needs. Our primary sources for working capital have historically been borrowings under debt facilities, leasing arrangements, trade payables and the sale of our Common Stock.

During the fiscal year ended October 31, 2000, net cash provided by operating activities was $ 869,000, which resulted principally from net loss of $1.60 million adjusted for (a) depreciation and amortization expense of $2.10 million,
(b) the write-off of customer lists in the amount of $ 151,000, (c) a provision for doubtful accounts of $32,000 and (d) a net decrease of approximately $193,000 in working capital items, all of which were offset in part by gains from sales of assets of approximately $ 5,000.

      Net cash used in investing activities during the fiscal year ended October 31, 2000 totaled $1.71 million, which was comprised of (a) capital expenditures in the amount of $1.84 million, (b) an increase in other assets of $92,000 and
(c) an increase in loan fees of $15,000, all of which were offset in part by net proceeds from the sales of assets of $230,000.

      During the fiscal year ended October 31, 2000, net cash provided by financing activities totaled $898,000, consisting of (a) net proceeds in the amount of $1.74 million from the issuance of common stock, (b) $1.84 million in borrowings on long-term debt, (c) $128,000 in proceeds from the exercise of stock options and (d) $34,000 in borrowings on capital lease refinancings, all of which were offset in part by (e) repayments on a bank line of credit in the amount of $ 125,000, (f) $1.88 million in principal payments on capital lease obligations and (g) $851,000 in principal payments on long-term debt.

Debt Refinancing

      On March 31, 1999 we entered into an agreement with a bank that provides for a $2 million term loan (Bank Term Loan) and a $2 million line of credit (Bank Line of Credit). The proceeds from the Bank Term Loan were used to repay in full the then-existing term loan with Merrill Lynch, as well as for working capital purposes, including payment of past-due lease payments. The Bank Term Loan bears interest at a rate of prime plus 1.25%, with principal due in 60 equal monthly installments commencing in May 1999. The balance on the Bank Term Loan as of October 31, 2000 was approximately $ 1.43 million.

      The proceeds from the Bank Line of Credit were used for working capital purposes. This Bank Line of Credit bears interest at a rate of prime plus 1.00%, with borrowings based upon eligible accounts receivable as defined. The balance outstanding under the Bank Line of Credit as of October 31, 2000 was approximately $ 918,000.

      The Bank Line of Credit and Bank Term Loan prohibit the payment of cash dividends and require us to maintain certain levels of net worth and to generate certain ratios of cash flows to debt service. As of October 31, 2000, we were not in compliance with certain financial covenants of the Bank Line of Credit and Bank Term Loan. As a result, we have classified all of the bank loan facilities as current liabilities in the balance sheet as of October 31, 2000.

Common Stock Information

      Our Common Stock is traded under the symbol "MRMC" in the over-the-counter market through the NASD's electronic OTC Bulletin Board service. The following table sets forth the range of high and low bid prices per share of our Common Stock for each of the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                                               Bid Prices
                                                        ------------------------
                                                         High              Low
Quarter ended:
  January 31, 1999                                      $0.531            $0.125
  April 30, 1999                                        $0.531            $0.125
  July 31, 1999                                         $2.063            $0.125
  October 31, 1999                                      $1.000            $0.250

  January 31, 2000                                      $0.625            $0.125
  April 30, 2000                                        $0.875            $0.188
  July 31, 2000                                         $0.563            $0.156
  October 31, 2000                                      $0.438            $0.187

Holders of Common Stock

      As of October 31, 2000, the number of holders of record of our common stock was 465.

Dividends

      To date, we have not paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We anticipate that all earnings, if any, for the foreseeable future will be retained for development of our business. We are prohibited from paying dividends by our bank loan agreement if we are in default of any of the loan covenants.

Recent Sales of Unregistered Securities

      During November and December 2000, we issued an aggregate of $400,000 in convertible subordinated debt to certain affiliates. These instruments bear interest at a rate of 8% per annum, mature 3 months from date of issuance and are convertible into shares of our common stock at a rate of one share for each $0.10 of principal amount. This convertible subordinated debt was exempt from registration under Section 4(2) of the Securities Act of 1933.

      In December 2000, we sold 1,333,333 shares of our common stock to a strategic buyer in a private offering exempt from registration under Section 4(2) of the Securities Act of 1933. These shares were sold at a price of $0.30 per share, with no offering expenses, resulting in net proceeds of $400,000.

Commitments

      We had no material commitments for capital expenditures at October 31, 2000. However, although we have no present commitments or agreements to make such capital expenditures, during the next 12 months we expect to make substantial capital expenditures, in accordance with our historical practice. The mobile laser/surgical services and medical equipment rental businesses are capital intensive. We believe that funds generated from operations, together with funds available from debt facilities, as well as additional debt or equity offerings, will be sufficient to finance our working capital and capital expenditure requirements for the next 12 months. However, there can be no assurance that any additional debt or equity offerings will occur. If we are unable to obtain such funds from additional debt or equity offerings, we will have to curtail our capital expenditures.


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

Shareholder Information

Directors & Officers

Corporate Offices

   932 Grand Central Ave.
   Glendale, California 91201
   (818) 240-8250

Independent Auditors

   Ernst & Young LLP
   Los Angeles, California

Transfer Agent

   Atlas Stock Transfer Corp.
   Salt Lake City, Utah

Legal Counsel

   Sidley & Austin
   Los Angeles, California

Annual Meeting of Shareholders

      The Annual Meeting of Shareholders will be held at the company offices in Glendale, California.

Board of Directors

Richard Whitman
   Chairman of the Board

Daniel Yun
   Emergent Capital

Mark Waldron
   Emergent Capital

Donald Petrie
   Insurance executive

Rick Greenwood

Marc Kerner

Paul Mikus
   President and CEO of Endocare

Officers

Richard Whitman
   President and CEO

Al Guadagno
   Executive Vice President and CFO

Annual Report on Form 10-KSB

      Any shareholder who wishes to receive a copy of our Annual Report on From 10-KSB may obtain one at no charge by writing to: Al Guadagno, Secretary at the corporate office address shown above.

OTCBB Symbol:  MRMC.OB


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